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FOR IMMEDIATE RELEASE	CONTACT: Harold Zagunis
Redwood Trust, Inc.	(415) 389-7373
Thursday, August 3, 2006

REDWOOD TRUST REPORTS SECOND QUARTER 2006 RESULTS

MILL VALLEY, California -- August 3, 2006 -- (BUSINESS WIRE) -- Redwood Trust, Inc. (NYSE:RWT) today reported GAAP earnings of $31 million ($1.20 per share) for the second quarter of 2006 and $59 million ($2.29 per share) for the first six months of 2006. In 2005, GAAP earnings were $41 million ($1.62 per share) for the second quarter and $101 million ($4.04 per share) for the first six months.

GAAP book value per share was $39.13 at June 30, 2006. This is a 3% increase during the quarter after declaring a regular quarterly dividend of $0.70 per share.

Doug Hansen, Redwood’s President, said, “This was another good quarter for earnings and return on equity. We are cautious in this market, and growing only at a modest pace. We continue to maintain what we believe to be a strong and liquid balance sheet, with plenty of capital to support future growth.”

The reduction in net income of $10 million from the extraordinary profits earned in the second quarter of 2005 resulted from a decrease in net interest income of $9 million, an increase in operating expenses of $2 million, and an increase in due diligence expenses of $3 million. These items were offset by higher recognized gains and valuation adjustments of $3 million and lower provision for income taxes of $1 million. The reduction in net interest income was largely driven by a higher level of unutilized capital and also by lower income from assets retained from our Sequoia residential loan securitization program. Yields on these assets were reduced by rapid loan prepayment speeds that caused reduced principal balances and higher premium amortization expenses. Yields on Redwood’s other assets have been generally rising as a result of these fast prepayments and continued excellent credit results. Operating expenses increased as we added personnel and systems to lay the foundation for future growth. Due diligence expenses increased primarily because we reviewed more commercial securities for potential acquisition in the second quarter of 2006. Net gains increased primarily as a result of the sales of securities we controlled after calling Acacia 2.

Additional Information
Additional information on Redwood’s GAAP results for the three and six months ended June 30, 2006 is available in our Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission. Today we also released the “Redwood Review,” covering the second quarter of 2006. The Redwood Review contains a discussion of second quarter activity, taxable income and other non-GAAP performance measures, and a review of Redwood’s business and outlook. Redwood’s 10-Q and the Redwood Review are available on our website (www.redwoodtrust.com).

CAUTIONARY STATEMENT: This press release contains forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words “anticipated,” “estimated,” “should,” “expect,” “believe,” ”intend,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in our 2005 Annual Report on Form 10-K under Item 1A “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, including Forms 10-K, 10-Q, and 8-K. Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified. In light of these risks, uncertainties, and assumptions, the forward-looking events mentioned in, discussed in, or incorporated by reference into this press release might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	Second	First	Fourth	Third	Second
	Quarter	Quarter	Quarter	Quarter	Quarter
CONSOLIDATED INCOME STATEMENT	2006	2006	2005	2005	2005

Interest Income	$218.2	$225.9	$231.1	$244.6	$248.5
Interest Expense	(173.5)	(180.7)	(189.6)	(196.6)	(195.1)
Net Interest Income	44.7	45.2	41.5	48.0	53.4

Operating Expenses	(13.0)	(11.9)	(12.2)	(11.0)	(11.0)
Net Recognized Gains (Losses) and Valuation Adjustments	6.0	(1.9)	17.9	24.9	3.0
Excise Tax Expense	(0.3)	(0.3)	(0.3)	(0.3)	(0.3)
Due Diligence Expenses	(2.7)	(0.4)	(0.3)	(1.0)	(0.1)
Variable Stock Option Income	0.0	0.0	0.0	0.0	0.0
Provision For Income Taxes	(3.3)	(2.7)	(4.1)	(4.7)	(4.1)
GAAP Earnings	$31.4	$28.0	$42.5	$55.9	$40.9

Average Diluted Shares (thousands)	26,109	25,703	25,311	25,314	25,196
GAAP Earnings per Share (diluted)	$1.20	$1.09	$1.68	$2.21	$1.62

Regular Dividends per Share	$0.70	$0.70	$0.70	$0.70	$0.70
Special Dividends per Share	0.00	0.00	3.00	0.00	0.00
Total Dividends per Share	$0.70	$0.70	$3.70	$0.70	$0.70

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

CONSOLIDATED INCOME STATEMENT
	Six Months 2006	Six Months 2005
Interest Income	$444.1	$486.4
Interest Expense	(354.2)	(371.0)
Net Interest Income	$89.9	$115.4

Operating Expenses	(24.9)	(21.8)
Net Recognized Gains (Losses) and Valuation Adjustments	4.1	18.1
Excise Tax Expense	(0.6)	(0.6)
Due Diligence Expenses	(3.1)	(0.9)
Variable Stock Option Income	0.0	0.0
Provision For Income Taxes	(6.0)	(8.7)
GAAP Earnings	$59.4	$101.5

Average Diluted Shares (thousands)	25,910	25,109
GAAP Earnings per Share (diluted)	$2.29	$4.04

Regular Dividends per Share	$1.40	$1.40
Special Dividends per Share	0.00	0.00
Total Dividends per Share	$1.40	$1.40

REDWOOD TRUST, INC.
(All dollars in millions, except per share data)

	30-June	31-Mar	31-Dec	30-Sep	30-June
CONSOLIDATED BALANCE SHEET	2006	2006	2005	2005	2005

Real Estate Loans	$10,491	$12,045	$13,935	$16,612	$19,672
Real Estate Securities	2,661	2,529	2,420	2,491	2,384
Cash and Cash Equivalents	106	85	176	163	72
Other Assets	272	320	246	239	218
Total Consolidated Assets	$13,530	$14,979	$16,777	$19,505	$22,346

Redwood Trust Debt	$529	$0	$170	$162	$453
Consolidated Asset-Back Securities Issued	11,898	13,930	15,585	18,237	20,815
Other Liabilities	99	82	87	90	86
Equity	1,004	967	935	1,016	992
Total Liabilities and Equity	$13,530	$14,979	$16,777	$19,505	$22,346

Shares Outstanding at Period End (thousands)	25,668	25,382	25,133	24,764	24,647
GAAP Equity (GAAP Book Value) per Share	$39.13	$38.11	$37.20	$41.03	$40.24

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